Exhibit 28(h)(2)(k)

SEC NAMES RULE SUPPORT SERVICES ADDENDUM

This SEC Names Rule Support Services Addendum (this “Addendum”) with an effective date of July 22, 2026 shall be attached to and governed by that certain Master Services Agreement between Ultimus Fund Solutions, LLC (“Ultimus”) and Unified Series Trust (the “Trust”) dated January 5, 2017, as amended (the “Agreement). All capitalized terms used herein, unless otherwise defined, have the meaning ascribed to them in the Agreement as it may be supplemented or amended from time to time.

The parties agree as follows:

1. SEC Names Rule Support Services

Ultimus may, at the election of the Trust, provide certain of the Funds with those services (the “SEC Names Rule Support Services”), as described below, in accordance with amended Rule 35d-1 under the Investment Company Act of 1940, as amended:

a.	Manage securities- and derivatives-specific data, update security master files, and load each Fund’s portfolio data into the ICE Data Pricing & Reference Data, LLC (“ICE”) rules engine software; and

b.	Deliver daily 80% basket testing results reports generated by the ICE rules engine software to each Fund’s investment adviser and the Trust’s Chief Compliance Officer.

2. Fees

REDACTED

3. Miscellaneous

Except as supplemented hereby, the Agreement shall remain in full force and effect without modification. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Addendum to be executed by its duly authorized officer as of the date and year first above written.

UNIFIED SERIES TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Zachary P. Richmond	By:	/s/ Gary Tenkman
Name:	Zachary P. Richmond	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer